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Press Release
For immediate release

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Invesco Mortgage Capital Inc. Reports
First Quarter 2010 Financial Results

Investor Relations Contact:  Donald Ramon, 404-439-3228
Media Relations Contact:  Bill Hensel, 404-479-2886

Atlanta – May 11, 2010 – Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced results for the quarter ended March 31, 2010.

The Company reported net income of $13.2 million, or $0.77 per share (basic and diluted), for the quarter ended March 31, 2010, compared to $10.5 million, or $1.02 per share, for the quarter ended December 31, 2009.  The change in net income was primarily driven by a $4.4 million increase in net interest income as a result of higher average earning assets offset by a $1.3 million lower gain on sale of securities and $0.6 million in additional operating expenses.  The increase in earning assets and operating expenses were the result of the follow-on common stock offering completed in January 2010.

The decrease in earnings per share was primarily driven by lower gain on sale of securities and the time necessary to deploy the proceeds from the follow-on common stock offering.

The Company declared a dividend of $0.78 per share for the first quarter of 2010.  The dividend was paid on April 22, 2010.

“During the first quarter of 2010, we completed a successful follow-on common stock offering, deployed the capital consistent with the plan we outlined for investors and delivered strong earnings for our shareholders.” said Richard King, Chief Executive Officer.  “We believe this demonstrates the strength of our investment team and highlights the benefits of the hybrid mortgage REIT model.”

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($ in millions, except per share amounts)
	Q1 ‘10	Q4 ‘09
	(unaudited)
Average Earning Assets (at fair value)	$1,224.4	$861.9
Average Borrowed Funds	826.3	666.2
Average Equity	335.9	216.5

Interest Income	18.0	12.6
Interest Expense	3.6	2.6
Net Interest Income	14.4	10.0
Operating Expenses	2.2	1.6
Other Income	1.0	2.1
Net Income	13.2	10.5

Average Portfolio Yield	5.88%	5.82%
Cost of Funds	1.60%	1.54%
Debt to Equity Ratio	3.0	3.0
Return on Average Equity	15.68%	19.35%
Book Value per Share (Diluted)	$20.26	$20.39
EPS (Basic and Diluted)	$0.77	$1.02
Dividend	$0.78	$1.05

Financial Summary

In January 2010, the Company completed a follow-on offering of 8.05 million shares of common stock and raised net proceeds of approximately $162.6 million.  The increase in equity from the capital raise was a primary driver for the change in the Company’s net income for the first quarter of 2010.  The Company deployed the capital to increase the portfolio of mortgage-backed securities (“MBS”) to $1.4 billion as of March 31, 2010, which was an increase of $633.4 million from December 31, 2009.  For the quarter ended March 31, 2010, average earning assets were $1.2 billion and generated interest income of $18.0 million.  This represents an increase of $362.5 million and $5.4 million, respectively, from the fourth quarter of 2009.

In February 2010, Fannie Mae and Freddie Mac increased the buyouts of delinquent loans from certain residential mortgage-backed securities (“RMBS”) they guaranteed.  For RMBS purchased at a premium, the effect of these actions would be to accelerate the amount of premium amortization thereby reducing interest income.  In the fourth quarter of 2009, the Company anticipated the increased buyouts and sold a portion of agency RMBS it believed were at risk.  As a result, the Company estimates the increased buyouts reduced interest income by less than $1.0 million and anticipates the impact for the second quarter of 2010 to be similar.

The constant prepayment rate (“CPR”) of the Company’s portfolio during the first quarter continued to perform better than bonds with similar characteristics.  The Company’s 15-year agency RMBS portfolio had a 3-month CPR of 10.7, versus a rate of approximately 19.5 for bonds with similar characteristics.  The Company’s 30-year agency RMBS portfolio had a 3-month CPR of 14.8, compared to a rate of approximately 38.2 for bonds with similar characteristics.  The Company’s agency Hybrid Adjustable Rate Mortgage (“ARM”) portfolio prepaid at a 23.7 CPR and the non-agency RMBS portfolio prepaid at a 3-month CPR of 15.0.  Overall, the weighted average 3-month CPR on the portfolio was 12.7.

The Company financed its MBS portfolio with a combination of borrowings under repurchase agreements and the Federal Reserve’s Term Asset-Backed Securities Lending Facility (“TALF”).  For the quarter ended March 31, 2010, the Company had average borrowings of $826.3 million and interest expense of $3.6 million compared to $666.2 million and $2.6 million, respectively, for the fourth quarter of 2009.

Operating expenses for the first quarter 2010 totalled $2.2 million compared to $1.6 million for the fourth quarter 2009.  The ratio of operating expenses to average equity in the first quarter of 2010 decreased 0.32% to 2.65% as the Company benefited from improved operating efficiency following the January 2010 common stock offering.

The Company’s book value per share as of March 31, 2010 was $20.26 compared to $20.39 as of December 31, 2009.  The decrease was primarily due to the change in the fair market value of the investment portfolio as agency RMBS prices experienced pressures at the end of the first quarter related to the buyouts by Fannie Mae and Freddie Mac and the Federal Reserve discontinuing the purchase of agency RMBS on March 31, 2010.

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About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Earnings Call

Members of the investment community and the general public are invited to listen to the Company’s earnings conference call today, Tuesday, May 11, 2010, at 8:00 a.m. ET, by calling one of the following numbers:

US/Canada Toll Free:        800-268-5851
International:                    416-359-1275
Passcode:                         Invesco

An audio replay will be available until 10:30 am ET on May 25, 2010 by calling:
800-633-8284 (North America), enter reservation # 21468502; or
402-977-9140 (International), enter reservation # 21468502.

The presentation slides that will be reviewed during the call will be available on the Company’s website at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release, and comments made in the associated conference call today, may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “anticipates,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

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